Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series Q – Fixed Rate August 1, 2024	Registration No. 333-260663

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP #69371RT30

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.

☒ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☒ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☒ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

Loop Capital Markets LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 99.867% of the Principal Amount.

Principal Amount: $700,000,000	Original Issue Date: August 6, 2024 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: August 6, 2027

Net Proceeds to Company: $697,669,000	Interest Payment Dates: Semi-annually on each February 6 and August 6, commencing February 6, 2025 Record Dates: January 23 and July 23 preceding the applicable Interest Payment Date

Treasury Benchmark: 4.375% due July 15, 2027

Treasury Yield: 3.998%

Reoffer Spread: T+50bps

Reoffer Yield: 4.498%

Interest Rate: 4.450% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
If Discount Note, check ☐ Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$98,000,000
BNP Paribas Securities Corp.	Bookrunner	$98,000,000
J.P. Morgan Securities LLC	Bookrunner	$98,000,000
PNC Capital Markets LLC	Bookrunner	$98,000,000
RBC Capital Markets, LLC	Bookrunner	$98,000,000
TD Securities (USA) LLC	Bookrunner	$98,000,000
BofA Securities, Inc.	Co-Manager	$28,000,000
Loop Capital Markets LLC	Co-Manager	$28,000,000
Mizuho Securities USA LLC	Co-Manager	$28,000,000
Rabo Securities USA, Inc.	Co-Manager	$28,000,000
Total		$700,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes before the first business day prior to the original issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, MUFG Securities Americas Inc., BNP Paribas Securities Corp., J.P.Morgan Securities LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc. toll-free at 1-877-649-6848, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, J.P. Morgan Securities LLC collect at 1-212-834-4533, PNC Capital Markets LLC toll-free at 1-855-881-0697, RBC Capital Markets, LLC toll-free at 1-866-375-6829, or TD Securities (USA) LLC, toll-free at 1-855-495-9846.